Exhibit 99.1

Stewart Reports Second Quarter 2021 Results

- Operating revenues of $802.0 million, an increase of $295.3 million, or 58 percent, compared to the prior year quarter

- Net income of $94.8 million ($86.0 million on an adjusted basis) compared to $34.1 million ($32.5 million on an adjusted basis) in the prior year quarter

- Diluted EPS of $3.50 ($3.17 on an adjusted basis) compared to prior year quarter diluted EPS of $1.44 ($1.37 on an adjusted basis)

HOUSTON, July 21, 2021 /PRNewswire/ -- Stewart Information Services Corporation (NYSE: STC) today reported net income attributable to Stewart for the second quarter 2021 of $94.8 million ($3.50 per diluted share), compared to net income attributable to Stewart of $34.1 million ($1.44 per diluted share) for the second quarter 2020. On an adjusted basis, Stewart's second quarter 2021 net income was $86.0 million ($3.17 per diluted share), an increase of $53.5 million, or 165 percent, from $32.5 million ($1.37 per diluted share) in the second quarter 2020. Second quarter 2021 pretax income before noncontrolling interests was $129.5 million compared to pretax income before noncontrolling interests of $49.0 million for the second quarter 2020.

Second quarter 2021 results included $11.7 million of pretax net realized and unrealized gains, which included $7.3 million of realized gains from sales of buildings in the ancillary services and corporate segment and $3.7 million of net unrealized gains on fair value changes of equity securities investments recorded in the title segment.

Second quarter 2020 results included $5.1 million of pretax net realized and unrealized gains, which included $4.4 million of net unrealized gains on fair value changes of equity securities investments recorded in the title segment, and $2.8 million of severance expenses related to cost savings initiatives recorded within employee costs in the title segment.

"Our results this quarter were driven by continued strength in residential real estate transaction activity, an improving commercial business as the overall economy rebounds, and solid performances from both our international and ancillary services operations," commented Fred Eppinger, chief executive officer. "While Stewart continues to take advantage of a historic housing market, we remain focused on our longer term goals of providing our customers with the best title and closing services and technology possible, and our shareholders with improved operational performance through the entire real estate cycle. As always, I want to thank our associates for their commitment and hard work during these extraordinarily challenging times."

Selected Financial Information
Summary results of operations are as follows (dollars in millions, except per share amounts, and amounts may not foot as presented due to rounding):

	Quarter Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Total revenues	818.8	516.1	1,507.4	956.0
Pretax income before noncontrolling interests	129.5	49.0	203.5	58.3
Income tax expense	(30.6)	(11.3)	(47.5)	(13.2)
Net income attributable to noncontrolling interests	(4.0)	(3.5)	(6.9)	(5.7)
Net income attributable to Stewart	94.8	34.1	149.1	39.3
Non-GAAP adjustments, after taxes*	(8.8)	(1.7)	(11.3)	6.6
Adjusted net income attributable to Stewart*	86.0	32.5	137.7	45.9
Net income per diluted Stewart share	3.50	1.44	5.51	1.66
Adjusted net income per diluted Stewart share*	3.17	1.37	5.09	1.93

* See Appendix A for an explanation and reconciliation of non-GAAP adjustments.

Title Segment
Summary results of the title segment are as follows (dollars in millions, except pretax margin):

	Quarter Ended June 30,
	2021	2020	% Change

Operating revenues	743.8	495.6	50%
Investment income	5.1	4.3	20%
Net realized and unrealized gains	4.2	4.6	(9)%
Pretax income	125.7	54.8	129%
Pretax margin	16.7%	10.9%

Pretax income for the title segment increased by $70.9 million, or 129 percent, while pretax margin improved 580 basis points to 16.7 percent in the second quarter 2021 compared to the prior year quarter. Title operating revenues increased $248.2 million, or 50 percent, as direct title and gross independent agency revenues grew $135.3 million, or 62 percent, and $112.9 million, or 41 percent, respectively. In line with the increased title revenues, overall segment operating expenses in the second quarter 2021 increased $177.8 million, or 40 percent, which included 41 percent and 37 percent higher agency retention expenses and combined title employee costs and other operating expenses, respectively, compared to the second quarter 2020. Average independent agency remittance rate in the second quarter 2021 was 17.5 percent, similar to the prior year quarter, while combined title employee costs and other operating expenses, as a percentage of title revenues, improved to 35.9 percent in the second quarter 2021 compared to 39.5 percent in the second quarter 2020.

Title loss expense increased $12.0 million, or 56 percent, primarily as a result of higher title revenues in the second quarter 2021 compared to the prior year quarter. As a percentage of title revenues, the title loss expense in the second quarter 2021 was 4.5 percent compared to 4.3 percent from the prior year quarter.

The segment's investment income increased $0.8 million, or 20 percent, primarily due to higher dividend income on cost-basis investments, which was partially offset by reduced interest income resulting from lower interest rates applicable to our short-term and securities investments during the second quarter 2021 compared to last year's quarter. Net realized and unrealized gains for the second quarters 2021 and 2020 were primarily driven by unrealized fair value changes of equity securities investments, as mentioned above.

Direct title revenues information is presented below (dollars in millions):

	Quarter Ended June 30,
	2021	2020	% Change

Non-commercial:
Domestic	239.0	162.7	47%
International	51.4	20.9	146%
Commercial:
Domestic	60.5	30.7	97%
International	2.6	3.9	(33)%
Total direct title revenues	353.5	218.2	62%

Direct title revenues increased as a result of overall revenue improvements in both non-commercial and commercial operations. Non-commercial revenues in the second quarter 2021 grew $106.8 million, or 58 percent, compared to the prior year quarter, primarily driven by increased transactions from both existing and recently-acquired title offices. Total residential purchase and refinancing closed orders in the second quarter 2021 increased 57 percent and 3 percent, respectively, compared to the second quarter 2020. Commercial revenues also improved in the second quarter 2021, primarily due to increased commercial transaction size and volume compared to the second quarter 2020. Domestic commercial and residential fees per file in the second quarter 2021 were approximately $12,600 and $2,100, respectively, which were 28 percent and 15 percent, respectively, higher compared to the second quarter 2020. Total international revenues increased 118 percent to $54.0 million in the second quarter 2021, compared to $24.8 million in the prior year quarter, primarily due to improved volumes in our Canadian operations.

Ancillary Services and Corporate Segment
Summary results of the ancillary services and corporate segment are as follows (dollars in millions):

	Quarter Ended June 30,
	2021	2020	% Change

Operating revenues	58.2	11.2	422%
Net realized gains	7.5	0.5	1,359%
Pretax income (loss)	3.8	(5.8)	166%

The segment's operating revenues increased $47.0 million, or 422 percent, in the second quarter 2021, compared to the prior year quarter, primarily due to revenues generated by recent acquisitions, which were partially offset by lower revenues from our legacy valuation services business due to lower home equity volume. The ancillary services operations generated pretax income of $2.2 million (which included $1.6 million of purchased intangibles amortization) in the second quarter 2021, compared to a pretax loss of $0.8 million in the second quarter 2020. Net realized gains during the second quarter 2021 were primarily driven by $7.3 million of realized gains resulting from sales of buildings within corporate operations. Net expenses attributable to parent company and corporate operations for the second quarters 2021 and 2020 were approximately $5.9 million and $5.5 million, respectively.

Expenses
Consolidated employee costs in the second quarter 2021 increased $50.9 million, or 37 percent, compared to the prior year quarter, primarily resulting from higher salaries expense driven by 21 percent higher average employee count, increased incentive compensation on improved overall operating results, and additional employee costs related to higher order volumes. As a percentage of total operating revenues, consolidated employee costs for the second quarter 2021 improved to 23.5 percent compared to 27.1 percent in the second quarter 2020.

Total other operating expenses in the second quarter 2021 increased $63.2 million, or 85 percent, compared to the prior year quarter. This increase was primarily driven by increased appraisal and service expenses by recently-acquired ancillary services businesses, higher outside title search and premium tax expenses on increased title revenues, and increased rent and other occupancy expenses related to recent acquisitions. As a percentage of total operating revenues, consolidated other operating expenses for the second quarter 2021 were 17.2 percent compared to 14.7 percent in the second quarter 2020.

Other
Net cash provided by operations in the second quarter 2021 improved to $103.0 million, compared to net cash provided by operations of $61.5 million in the second quarter 2020, primarily driven by the higher net income in the second quarter 2021.

Second quarter Earnings Call
Stewart will hold a conference call to discuss the second quarter 2021 earnings at 8:30 a.m. Eastern Time on Thursday, July 22, 2021. To participate, dial (877) 876-9176 (USA) and (785) 424-1670 (International) - access code STCQ221. Additionally, participants can listen to the conference call through Stewart's Investor Relations website at http://investors.stewart.com/news-and-events/events/default.aspx. The conference call replay will be available from 11:00 a.m. Eastern Time on July 22, 2021 until midnight on July 29, 2021, by dialing (800) 839-5247 (USA) or (402) 220-2703 (International) - the access code is also STCQ221.

About Stewart
Stewart (NYSE:STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage industry, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. At Stewart, we are dedicated to becoming the premier title services company and we are committed to doing so by partnering with our customers to create mutual success. Learn more at stewart.com.

Cautionary statement regarding forward-looking statements. Certain statements in this earnings release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as "may," "expect," "anticipate," "intend," "plan," "believe," "seek," "will," "foresee" or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the volatility of economic conditions, including the duration and ultimate impact of the COVID-19 pandemic; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses or the need to strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the ability to attract and retain highly productive sales associates; the impact of vetting our agency operations for quality and profitability; independent agency remittance rates; changes to the participants in the secondary mortgage market and the rate of refinancing that affects the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; seasonality and weather; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2020, and if applicable, as supplemented by any risk factors contained in our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K filed subsequently. All forward-looking statements included in this earnings release are expressly qualified in their entirety by such cautionary statements. We expressly disclaim any obligation to update, amend or clarify any forward-looking statements contained in this earnings release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

ST-IR

STEWART INFORMATION SERVICES CORPORATION CONDENSED STATEMENTS OF INCOME (UNAUDITED) (In thousands of dollars, except per share amounts and except where noted)

	Quarter Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues:
Title revenues:
Direct operations	353,502	218,214	633,007	416,496
Agency operations	390,330	277,387	736,261	519,417
Ancillary services	58,193	11,155	114,124	16,616
Total operating revenues	802,025	506,756	1,483,392	952,529
Investment income	5,130	4,285	9,074	9,503
Net realized and unrealized gains (losses)	11,654	5,064	14,929	(6,027)
	818,809	516,105	1,507,395	956,005
Expenses:
Amounts retained by agencies	322,020	228,720	605,955	428,086
Employee costs	188,467	137,528	357,864	273,180
Other operating expenses	137,796	74,613	263,279	146,473
Title losses and related claims	33,569	21,541	62,342	40,172
Depreciation and amortization	6,819	4,061	13,249	8,292
Interest	682	622	1,248	1,513
	689,353	467,085	1,303,937	897,716
Income before taxes and noncontrolling interests	129,456	49,020	203,458	58,289
Income tax expense	(30,616)	(11,340)	(47,496)	(13,235)
Net income	98,840	37,680	155,962	45,054
Less net income attributable to noncontrolling interests	4,021	3,534	6,907	5,731
Net income attributable to Stewart	94,819	34,146	149,055	39,323

Net earnings per diluted share attributable to Stewart	3.50	1.44	5.51	1.66
Diluted average shares outstanding (000)	27,123	23,756	27,038	23,757

Selected financial information:
Net cash provided by operations	103,010	61,470	150,452	50,110
Other comprehensive income (loss)	1,970	20,888	(5,464)	6,786

Monthly Domestic Order Counts:
Opened Orders 2021:	April	May	June	Total	Closed Orders 2021:	April	May	June	Total
Commercial	1,437	1,540	2,617	5,594	Commercial	1,305	1,525	2,125	4,955
Purchase	26,707	24,038	25,673	76,418	Purchase	19,237	18,487	20,875	58,599
Refinancing	20,275	19,115	20,217	59,607	Refinancing	19,812	16,466	16,261	52,539
Other	645	566	471	1,682	Other	411	339	346	1,096
Total	49,064	45,259	48,978	143,301	Total	40,765	36,817	39,607	117,189

Opened Orders 2020:	April	May	June	Total	Closed Orders 2020:	April	May	June	Total
Commercial	1,099	1,045	1,281	3,425	Commercial	1,188	855	1,079	3,122
Purchase	15,059	18,422	23,439	56,920	Purchase	11,154	11,364	14,889	37,407
Refinancing	24,768	22,353	25,185	72,306	Refinancing	15,955	16,745	18,433	51,133
Other	144	158	194	496	Other	106	104	107	317
Total	41,070	41,978	50,099	133,147	Total	28,403	29,068	34,508	91,979

STEWART INFORMATION SERVICES CORPORATION CONDENSED BALANCE SHEETS (In thousands of dollars)

	June 30, 2021	December 31, 2020
Assets:
Cash and cash equivalents	400,542	432,683
Short-term investments	17,628	20,678
Investments in debt and equity securities, at fair value	711,398	684,387
Receivables – premiums from agencies	46,449	34,507
Receivables – other	75,556	58,112
Allowance for uncollectible amounts	(5,168)	(4,807)
Property and equipment, net	54,588	51,671
Operating lease assets, net	112,351	106,479
Title plants	73,113	72,863
Goodwill	549,991	431,477
Intangible assets, net of amortization	36,798	37,382
Deferred tax assets	4,330	4,330
Other assets	90,758	48,813
	2,168,334	1,978,575
Liabilities:
Notes payable	127,662	101,773
Accounts payable and accrued liabilities	229,054	225,180
Operating lease liabilities	124,038	119,089
Estimated title losses	524,983	496,275
Deferred tax liabilities	26,524	23,852
	1,032,261	966,169
Stockholders' equity:
Common Stock and additional paid-in capital	301,251	301,937
Retained earnings	819,834	688,819
Accumulated other comprehensive income	11,558	17,022
Treasury stock	(2,666)	(2,666)
Stockholders' equity attributable to Stewart	1,129,977	1,005,112
Noncontrolling interests	6,096	7,294
Total stockholders' equity	1,136,073	1,012,406
	2,168,334	1,978,575

Number of shares outstanding (000)	26,825	26,728
Book value per share	42.12	37.60

STEWART INFORMATION SERVICES CORPORATION SEGMENT INFORMATION (In thousands of dollars)

Three months ended:	June 30, 2021			June 30, 2020
	Title	Ancillary Services and Corporate	Consolidated	Title	Ancillary Services and Corporate	Consolidated
Revenues:
Operating revenues	743,832	58,193	802,025	495,601	11,155	506,756
Investment income	5,130	-	5,130	4,285	-	4,285
Net realized and unrealized gains	4,157	7,497	11,654	4,550	514	5,064
	753,119	65,690	818,809	504,436	11,669	516,105
Expenses:
Amounts retained by agencies	322,020	-	322,020	228,720	-	228,720
Employee costs	177,858	10,609	188,467	131,947	5,581	137,528
Other operating expenses	89,289	48,507	137,796	63,700	10,913	74,613
Title losses and related claims	33,569	-	33,569	21,541	-	21,541
Depreciation and amortization	4,709	2,110	6,819	3,733	328	4,061
Interest	3	679	682	-	622	622
	627,448	61,905	689,353	449,641	17,444	467,085
Income (loss) before taxes	125,671	3,785	129,456	54,795	(5,775)	49,020

Six months ended:	June 30, 2021			June 30, 2020
	Title	Ancillary Services and Corporate	Consolidated	Title	Ancillary Services and Corporate	Consolidated
Revenues:
Operating revenues	1,369,268	114,124	1,483,392	935,913	16,616	952,529
Investment income	9,074	-	9,074	9,503	-	9,503
Net realized and unrealized gains (losses)	7,362	7,567	14,929	(6,541)	514	(6,027)
	1,385,704	121,691	1,507,395	938,875	17,130	956,005
Expenses:
Amounts retained by agencies	605,955	-	605,955	428,086	-	428,086
Employee costs	337,317	20,547	357,864	262,583	10,597	273,180
Other operating expenses	168,304	94,975	263,279	130,851	15,622	146,473
Title losses and related claims	62,342	-	62,342	40,172	-	40,172
Depreciation and amortization	9,022	4,227	13,249	7,554	738	8,292
Interest	3	1,245	1,248	-	1,513	1,513
	1,182,943	120,994	1,303,937	869,246	28,470	897,716
Income (loss) before taxes	202,761	697	203,458	69,629	(11,340)	58,289

Appendix A
Non-GAAP Adjustments

Management uses a variety of financial and operational measurements other than its financial statements prepared in accordance with United States Generally Accepted Accounting Principles (GAAP) to analyze its performance. These include: (1) adjusted revenues, which are reported revenues adjusted for any net realized and unrealized gains and losses and (2) net income after earnings from noncontrolling interests and adjusted for net realized and unrealized gains and losses (adjusted net income). Adjusted diluted earnings per share (adjusted diluted EPS) is calculated using adjusted net income divided by the diluted average weighted outstanding shares. Management views these measures as important performance measures of core profitability for its operations and as key components of its internal financial reporting. Management believes investors benefit from having access to the same financial measures that management uses.

Below is a reconciliation of the non-GAAP financial measurements used by management to the most directly comparable GAAP measures for the quarter and six months ended June 31, 2021 and 2020 (dollars in millions, except share and per share amounts, and amounts may not foot as presented due to rounding).

	Quarter Ended June 30,			Six Months Ended June 30,
	2021	2020	% Change	2021	2020	% Change

Total revenues	818.8	516.1		1,507.4	956.0
Less: Net realized and unrealized gains (losses)	11.7	5.1		14.9	(6.0)
Adjusted revenues	807.2	511.0	58%	1,492.5	962.0	55%

Net income attributable to Stewart	94.8	34.1		149.1	39.3
Non-GAAP pretax adjustments:
Net realized and unrealized (gains) losses	(11.7)	(5.1)		(14.9)	6.0
Cost initiatives severance expenses	-	2.8		-	2.8
Net tax effects of non-GAAP adjustments	2.8	0.6		3.6	(2.2)
Non-GAAP adjustments, after taxes	(8.8)	(1.7)		(11.3)	6.6
Adjusted net income attributable to Stewart	86.0	32.5	165%	137.7	45.9	200%

Diluted average shares outstanding (000)	27,123	23,756		27,038	23,757
Adjusted net income per share	3.17	1.37		5.09	1.93

CONTACT: Nat Otis, SVP - Investor Relations/Corporate Development, (713) 625-8360